Exhibit 23.2

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of AGM Group Holdings Inc. of our report dated November 13, 2023, relating to the consolidated financial statements of AGM Group Holdings Inc. (the “Company”), which was included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
September 30, 2024